UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 21, 2009
RXI PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512

(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
60 Prescott Street, Worcester, MA 01605
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (508) 767-3861
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 21, 2009, RXi Pharmaceuticals Corporation (the “Company”) entered into a Patent and Technology Assignment Agreement with Advirna, LLC (“Advirna”), a Colorado limited liability company co-founded by Anastasia Khvorova, Chief Scientific Officer of the Company. Pursuant to the terms of the agreement, Advirna assigned to the Company certain patent and technology rights related to chemically modified polynucleotides (the “Rights”) and the Company granted to Advirna a fully paid-up license to the Rights in a specified field.
Under the terms of the agreement, the Company will pay to Advirna an annual maintenance fee beginning on January 1, 2011, certain payments upon the achievement of regulatory milestones and royalty payments on the sales of certain products. The agreement will terminate upon the earlier of (x) the expiration of the last to expire of the patent rights included in the agreement and (y) the abandonment of the last to be abandoned of any patents included in the agreement, but either party may terminate the agreement upon written notice of a material breach by the other party, subject to certain cure provisions and restrictions. In addition, the Company may terminate the agreement upon 90 days’ prior written notice to Advirna and Advirna may terminate upon 90 days’ prior written notice to the Company in the event the Company ceases to use reasonable efforts to research, develop, license or otherwise commercialize the Rights. If the agreement expires in accordance with its terms or is terminated by a party in the absence of a material breach or for cause in the event that the Company fails to pay Advirna certain fees, the Company will assign the Rights back to Advirna.
     The Company’s press release announcing the agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release of RXi Pharmaceuticals Corporation dated September 25, 2009

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXI PHARMACEUTICALS CORPORATION
Date: September 25, 2009	By:	/s/ Tod Woolf
		Name:	Tod Woolf
		Title:	Chief Executive Officer

Index to Exhibits
99.1	Press release of RXi Pharmaceuticals Corporation dated September 25, 2009